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                                 EXHIBIT 99 (B)

                   Union Planters Corporation Press Release dated
                   January 20, 1994 announcing an increase in the
                   quarterly dividend on its Common Stock outstanding.
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                      JACK W. PARKER, CFO                      JANUARY 20, 1994
                      (901) 383-6781


FOR IMMEDIATE RELEASE:



UNION PLANTERS CORPORATION INCREASES THE DIVIDEND ON COMMON STOCK 17%


         Memphis, Tennessee -- Union Planters Corporation announced today that the Board of Directors has declared a quarterly dividend of $.21 per share on Union Planters Corporation's Common Stock outstanding, an increase of 17% over the previous quarterly dividend of $.18 per share. The dividend is payable February 18, 1994 to holders of record on February 4, 1994. Common Stock dividends per share in 1993 were $.72. The quarterly increase puts the new annual dividend at $.84 per share.

        In increasing the dividend, the Board of Directors considered the fact that Union Planters Corporation had record net earnings in 1993 of $63.1 million, or $2.57 per share on a fully diluted basis. In making the announcement, Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer stated: "We are very pleased with the performance of the Corporation in 1993. The increase in the quarterly dividend is part of our long-term plan to provide a growing dividend in line with our growth in earnings."

         Additionally, the Board of Directors declared a quarterly dividend of $.648438 per share on the Corporation's 10 3/8% Series C Preferred Stock and a dividend of $.50 per share on the Corporation's 8% Series E Preferred Stock. Both of these dividends are payable February 15, 1994 to holders of record on February 1, 1994.





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